Exhibit 99

GORMAN-RUPP SUBSIDIARY RECEIVES ORDER FOR ORLEANS FLOOD CONTROL PUMPS
Mansfield, Ohio — December 27, 2006 — The Gorman-Rupp Company (AMEX:GRC) reports that its subsidiary Patterson Pump Company has received an order for approximately $15.0 million for pumps to be used in New Orleans, Louisiana flood control.
The eight pumps ordered have a capacity of 135,000 gallons per minute each and will be installed at the London Avenue Pumping Station in conjunction with a Corps of Engineer project. It is anticipated that all of the pumps will be shipped and revenue received by mid-year 2007.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
American Stock Exchange Symbol (GRC)
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.